EXHIBIT 10.6(a)(4)

                    AMENDMENT DATED FEBRUARY 8, 2005, TO THE
             EQUIPMENT PURCHASE AGREEMENT OF EQUIPMENT DEPOT, INC.,
                               DATED MAY 31, 2004

         This Amendment ("Amendment") to the Equipment Purchase Agreement dated May 31, 2004 (the "EPA"), inclusive of all of its Exhibits, Addendums and Amendments, is entered into by and between On Alert Systems, Inc. ( "OAS or the "Company"), a Nevada corporation, inclusive of its successors and assigns, Cyber Defense Systems, Inc. ("CYDF"), a Florida corporation, and Equipment Depot, Inc., Florida corporation (the "Seller"), as follows:

                                 R E C I T A L S

     WHEREAS, Company and Seller entered into an Equipment Purchase Agreement dated May 31, 2004, and other Agreements attached thereto, such as a Money Purchase Contract ("MPC"), a Registration Rights Agreement ("RRA"), various exhibits thereto, and Addendums and Amendments of various dates, which provided the terms under which the Company will purchase from the Seller certain Equipment, inclusive of terms and conditions relating to collateral pledged by the Company to the Seller to insure payment there under; and,

     WHEREAS, the Seller and the Company agreed to execute to the benefit of the Seller and the Company any and all documents required by the Seller or the Company to perfect its interest in and payment of the obligations of the Company thereto; and,

     WHEREAS, the Company has modified the nature and amount of the Equipment, subsequent to the date of the EPA, which has changed the price and valuation of the Equipment, and therefore the parties desire to reflect such modifications, as applicable, to the EPA, on a universal basis, to be applicable to any and all documents relating to the transactions; and,

     WHEREAS, the parties desire to modify certain provisions and reaffirm all other provisions of the EPA, as applicable;

     Now Therefore, in consideration of the mutual covenants, representations and agreements heretofore entered into between the parties and hereinafter set forth below, the parties agree that the following provisions should become a part of the EPA, just as if the provisions had been included in the EPA, at the time the Agreement was entered into between the parties. Accordingly, the parties agree as follows:

     1. The modifications that are incorporated hereunder are pursuant to the EPA, RRA, MPC, and their various Addendums and Amendments previously executed by the parties, and unless otherwise specified herein, each reference to the EPA utilized throughout this Amendment shall be construed to mean all the aforementioned executed Agreements that constitute the understandings between the Parties. The parties agree herein that no modification incorporated hereunder is intended to affect the operation of the Agreement as previously executed.

     2. The Purchase Price of the Purchased Equipment shall be changed to Five Million Four Hundred Eight Thousand Dollars ($5,408,000), subject to adjustment at Closing for variances in the value or price of substituted Equipment, or for modifications to the Equipment at the request of the Company.




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     3. The  initial  cash  portion of the  Purchase  Price,  not  inclusive  of payments to third party vendors not affiliated with the Seller, due at the Closing, based upon the pro-ration as described in the EPA, shall be changed to Three Hundred Ninety-Three Thousand, Eight Hundred Ninety-Two Dollars ($393,892). Of this amount, One Hundred Thousand Dollars ($100,000) shall be utilized at the Closing as part of the payment due to third party vendors contracted by the Seller.

     4. The final cash portion of the Purchase Price, not inclusive of payments to third party vendors not affiliated with the Seller, due pursuant to the terms described in the EPA, based upon the pro-ration as described in the EPA, shall be changed to Three Hundred Thirty Thousand Six Hundred Seventy Dollars ($330,670). Of this amount, Fifty Thousand Dollars ($50,000) shall be utilized at the Closing as part of the payment due to third party vendors contracted by the Seller.

1. The portion of the Purchase Price deliverable by the Purchaser in free-trading, exempt, or registered shares of common stock, pursuant to the terms described in the EPA, based upon the pro-ration as described in the EPA, shall be changed to Three Hundred Fifty Thousand (350,000) shares.

2. The portion of the Purchase Price deliverable by the Purchaser in registrable or exempt shares of common stock, pursuant to the terms described in the EPA, based upon the pro-ration as described in the EPA, shall be changed to One Million Four Hundred Ninety-Two Thousand (1, 492,000) shares.

3. The Subordination Fee due to the Seller, pursuant to the EPA, shall be utilized at the Closing as part of the payment due to third party vendors contracted by the Seller.

4. The cash fee payable to SearchPro Corporation, for the fee due relating to the Machine Tool Equipment ("MTE"), shall be Forty Thousand Three Hundred Thirty Dollars ($40,330), payable at the Closing.

5. The cash reimbursement payable to Lauderdale Consulting Corporation, for the amounts advanced on behalf of the Company, and due relating to the Amendments regarding the Machine Tool Equipment ("MTE"), shall be Thirty-seven Thousand Nine Hundred Fifteen Dollars ($37,915), calculated through February 8, 2005, payable at the Closing.

6. As of the Date of this Amendment, the amount of the advance rent due for storage of the Equipment, stored in plants or warehouses as attached in Exhibit A of the EPA, and pursuant to the terms and conditions as described therein, relating to each such facility, shall be Ninety-Three Hundred Eighty-Six Dollars ($9,386), subject to adjustment for amounts not available as of this date. Seventy-Two Hundred Dollars of this amount represents six months of pre-paid storage at the Berks County, Pa., plant facility, where approximately Ninety-Six
(96) pieces of the Equipment is stored, while awaiting removal by the Company. The remainder of the $9,386, representing $2,186, represents one month's advance payment of rent at three other locations in Altamonte, California; Chicago, Illinois; and Milwaukee, Wisconsin. The location in Wilmington, North Carolina, and in South Chicago, Illinois, are initiating a paid rental period within sixty days of the anticipated Closing Date, and as such, cannot be ascertained at the time of this Amendment. Such rents are expected to be in the range of Two Hundred ($200) to Four Hundred ($400) per month per location, but no assurance can be relied upon as of the date of this Amendment that such rates will be actually contracted until definitive agreements with such storage facility operators can be executed.




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7. The approximate amount payable by the Company at the Closing,  in addition to the other payments aforementioned above, as part of the payment due to third party vendors contracted by the Seller, shall include One Hundred Seventy-Two Thousand Two Hundred Twenty Dollars ($172,220), subject to adjustment at the Closing for variations in substituted Equipment value, prices, and method of financing, which cannot be determined as of the date of this Amendment.

8. All obligations, representations, and warranties of On Alert Systems, Inc., become the obligations, representations, and warranties of CYDF, and all obligations, representations, and warranties of PSC Equipment, Inc., become the obligations, representations, and warranties of Seller.

9. Conflict and Ratification. Since the intent of this Amendment to the EPA, is to modify certain terms and conditions where the addition, deletion, or modification of terms and conditions, as contained herein, become a part of the EPA, in the event the terms and provisions of this Amendment conflict with the terms and conditions of the EPA, or any other agreements executed by the parties concerning the EPA, the terms of this Amendment shall prevail only to the extent that this Amendment has modified such applicable terms, and shall not be deemed nor construed to add, delete, waive, or modify any other terms or conditions, or subject any existing terms and conditions to any interpretation other than what was agreed and executed by the parties in the Agreements of October 12, 2004, and other applicable dates as executed; otherwise, the terms and conditions of such Agreements are hereby ratified and confirmed.

10. Limitations of this Agreement. Limited by its additions, deletions, or modifications to the specific terms and conditions of the EPA, this Amendment constitutes the sole and entire agreement of the parties with respect to such additions, deletions, or modifications to the specific terms and conditions of the EPA, and supersedes any and all prior or contemporaneous agreements, discussions, representations, warranties or other communications regarding such specific additions, deletions, or modifications to the terms and conditions of the EPA. The provision of this Amendment shall not be deemed nor construed as a breach, remedy, or settlement of any provision of the EPA, or any other documents executed or delivered prior to, or contemporaneously with, this Amendment, and/or any other applicable dates, by the parties.

15. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

16. Addendums. This Amendment may not be amended or modified without the written consent of the Company and the Seller, nor shall any waiver be effective against any party unless in writing executed on behalf of such party.

17. Severability. If any provision of this Amendment shall be declared void or unenforceable by any judicial or administrative authority, the validity of any other provision and of the entire Amendment shall not be affected thereby.

18. Titles and Subtitles. The titles and subtitles used in this Amendment are for convenience only and are not to be considered in construing or interpreting any term or provision of this Amendment.

19. Successors and Assigns. This Amendment may not be assigned by any party hereto without the prior written consent of the other party hereto. The terms and conditions of this Amendment shall inure to the benefit of and are binding upon the parties, their respective successors, executors, beneficiaries and permitted assigns of the parties hereto.



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20.  Confidentiality.  Each party  hereto  agrees  that,  except  with the prior permission of the other party, it shall at all times keep confidential and not divulge, furnish or make accessible to anyone any information or knowledge relating to (a) any provisions of this Amendment (b) any discussions or negotiations relating to this Amendment and (c) the identity of the parties to this Amendment except as required by law or any regulatory agencies. The parties hereto further agree that there shall be no press release or other public statement issued by either party relating to this Amendment or the transactions contemplated hereby, unless the parties otherwise agree in writing, or as required by applicable regulation or law.

21. Registration Rights. All registration rights granted by the RRA of May 31, 2004, by the Company shall be construed to be applicable to any and all provisions of the modifications and amendments incorporated herein as if such provisions had been in place at the time of the execution of the various Agreements, as amended or add ended.

22. Money Purchase Contract. All rights granted by the MPC of May 31, 2004, by the Company shall be construed, as applicable, to any and all provisions of the modifications and amendments incorporated herein to be granted by the Company as if such provisions had been in place at the time of the execution of the various Agreements, as amended or add ended.

23. Adjustment Shares. The Equipment Purchase Agreement of May 31, 2004, provided that in the event of a decline in Market Capitalization from the contractually agreed amount, additional shares were to be issued by On Alert, now Cyber Defense Systems, Inc.. This adjustment is hereby modified subject to a maximum amount of shares to be so issued based on a floor of Cyber Defense's capitalization representing a maximum 24% decline from the stated contractual Market Capitalization, and pro-rata for any decline less than the maximum.

     IN WITNESS WHEREOF, the Company and the Seller have caused this Addendum to be executed and delivered by the undersigned as of the 8th day of February, 2005.


COMPANY: Cyber Defense Systems, Inc., and on behalf of all predecessors, inclusive of On Alert Systems, Inc., successors, affiliates and assigns to which this Amendment may apply


By: /s/ William A. Robinson
-------------------------------------------------
William A. Robinson, President & CEO



SELLER:  Equipment Depot, Inc.


By: /s/ John D. Shearer
-------------------------------------------------
 John D. Shearer, Vice-President




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